Exhibit No. 99.1
For Immediate Release	Contact: Jay Zager
June 23, 2005	(860) 644-1551

GERBER SCIENTIFIC REPORTS FISCAL 2005 YEAR AND FOURTH QUARTER RESULTS

SOUTH WINDSOR, CT -- Gerber Scientific, Inc. (NYSE: GRB) today reported a loss for the three months ended April 30, 2005 of $4.8 million, or $0.21 per diluted share, on revenue of $133.4 million compared with earnings of $3.6 million, or $0.16 per diluted share, on revenue of $136.7 million for the three months ended April 30, 2004.

For the fiscal year ended April 30, 2005, the Company reported a loss of $5.6 million, or $0.25 per diluted share, on revenue of $517.3 million compared with earnings of $5.5 million, or $0.25 per diluted share, on revenue of $516.8 million for the year ended April 30, 2004.

Included in the operating results for the three and twelve months ended April 30, 2005 were pre-tax charges amounting to $5.6 million ($0.16 per diluted share) and $10.5 million ($0.31 per diluted share), respectively, representing inventory write-downs associated with Gerber Coburn and Spandex business re-engineering initiatives, product discontinuation costs, and other adjustments. Also included in the operating results for the three and twelve months ended April 30, 2005 were external Sarbanes-Oxley compliance costs of $2.3 million ($.07 per diluted share) and $3.4 million ($0.10 per diluted share), respectively. Included in the operating results for the three and twelve month periods ended April 30, 2004 were pre-tax charges amounting to $0.9 million ($0.03 per diluted share) and $1.4 million ($0.04 per diluted share), respectively, representing inventory write-downs associated with business re-engineering initiatives.

Foreign currency translation had the effect of increasing revenue by approximately $5.1 million and $20.3 million in the fiscal 2005 fourth quarter and full year, respectively, over the fiscal 2004 comparable periods.

Gerber Scientific president and chief executive officer, Marc T. Giles, said: "The fundamental drivers of our business were in line with our expectations for the fourth quarter. Orders, revenue, and backlog were the highest for the fiscal year. New product introductions, including the GERBER EDGE FX and GERBER SOLARA in the Sign Making and Specialty Graphics segment and the DTL Generator in the Ophthalmic Lens Processing segment, contributed to the increases. During the fourth quarter, our operating results were adversely affected by significant costs primarily associated with Sarbanes-Oxley compliance, a product discontinuation in the Sign Making and Specialty Graphics segment, and inventory write-downs related to Gerber Coburn and Spandex business re-engineering. While elements of our turnaround strategy resulted in substantial charges in fiscal 2005, we finished the consolidation of our manufacturing operations and the implementation of SAP throughout most of the Company in the year. We anticipate that these achievements and further business process improvements will result in operating leverage as traction for our new products develops."

The Company had total debt of $45.7 million at April 30, 2005 compared with total debt of $45.2 million at January 31, 2005. Within this overall debt level, the Company reduced its higher cost term debt by almost half, from $18.5 million at January 31, 2005 to $10.3 million at April 30, 2005. Based on the fourth quarter operating results and a scheduled tightening of financial covenant compliance requirements under the Company's revolving credit and term loan agreements, the Company was not in compliance with certain financial covenants in those agreements at April 30, 2005. On June 21, 2005, the lenders under the revolving credit and term loan agreements waived compliance with those covenants at April 30, 2005. The Company is currently in discussions with its lenders to amend its credit agreements going forward, which it expects to complete in the near term. The Company believes that borrowings under its revolving credit facility, operating cash flows, and cash on hand will be sufficient to support its near term working capital and other cash requirements.

For additional information, including segment and order entry information, please see our annual report on Form 10-K for the year ended April 30, 2005, to be filed with the Securities and Exchange Commission.

About Gerber Scientific, Inc.

 Gerber Scientific, Inc. (http://www.gerberscientific.com) is a leading international supplier of sophisticated automated manufacturing systems for sign making and specialty graphics, apparel and flexible materials, and ophthalmic lens processing. Headquartered in South Windsor, Connecticut, the Company operates through four businesses: Gerber Scientific Products and Spandex Ltd., Gerber Technology, and Gerber Coburn.

Forward-looking Statements:

Statements contained in this news release regarding the Company's expected financial condition, revenue, cash flow, operating results, restructuring and other charges, cost savings, operational efficiencies, debt reduction, other potential benefits of its turnaround initiatives, business strategy and other planned events and expectations are forward-looking statements that involve risks and uncertainties. Actual future results or events may differ materially from these forward-looking statements. Readers are referred to the documents filed by the Company with the Securities and Exchange Commission, including the Company's annual report on Form 10-K for the fiscal year ended April 30, 2004 and subsequently filed quarterly and current reports, for a discussion of important risks that could cause actual results to differ from those contained or implied in the forward-looking statements. These risks include, but are not limited to, delays in the Company's new product development and commercialization, intense competition in markets for each of the Company's operating segments that could affect the Company's pricing decisions and the timing of product introductions, any failure by the Company to implement its restructuring plan successfully, rapid technological advances that could cause the Company's inventory to exceed its needs or become obsolete, the Company's reliance on manufacturers or suppliers to supply inventory to the Company's specifications in a timely and cost effective manner, non-recurring orders from significant customers, delays caused by facility relocations, the elimination of apparel trade quotas, fluctuations in currency exchange rates and international economic conditions that could cause the Company's financial results to be volatile, product liability claims, regulatory changes that could increase costs, the Company's indebtedness, compliance with financial covenants associated with the Company's primary credit agreements, any failure to enhance and diversify Sign Making and Specialty Graphics segment product lines, a potential loss of market focus as the Company seeks to improve operating efficiencies, and the Company's increased focus on larger wholesale optical laboratories. The Company expressly disclaims any obligation to update any of these forward-looking statements.

GERBER SCIENTIFIC, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
	Three Months Ended April 30,		Years Ended April 30,

In thousands (except per share amounts)	2005	2004(1)	2005	2004(1)

Revenue:
Product sales	$ 118,283	$ 121,481	$ 458,055	$ 460,466
Service sales	15,149	15,203	59,267	56,350
	133,432	136,684	517,322	516,816
Costs and Expenses:
Cost of products sold	87,349	84,736	323,392	319,468
Cost of services sold	10,602	10,335	39,236	35,255
Selling, general and administrative	34,875	28,381	127,249	115,910
Research and development	6,307	6,560	25,037	25,207
Restructuring charges	437	---	3,031	2,482
	139,570	130,012	517,945	498,322
Operating (loss) income	(6,138)	6,672	(623)	18,494

Other income (expense), net	16	(698)	(2,584)	(4,206)
Interest expense	(1,421)	(2,757)	(6,747)	(12,085)

(Loss) earnings before income taxes	(7,543)	3,217	(9,954)	2,203
(Benefit) for income taxes	(2,754)	(337)	(4,393)	(3,331)
Net (loss) earnings	$ (4,789)	$ 3,554	$ (5,561)	$ 5,534
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(Loss) earnings per share of common stock:
Basic	$ (.21)	$ .16	$ (.25)	$ .25
Diluted	(.21)	.16	(.25)	.25

Average shares outstanding:
Basic	22,278	22,216	22,261	22,197
Diluted	22,278	22,440	22,261	22,393

(1) Certain reclassifications have been made to the prior year amounts to conform to the fiscal 2005 presentation.
GERBER SCIENTIFIC, INC. AND SUBSIDIARIES CONSOLIDATED SUMMARY BALANCE SHEETS (Unaudited)
In thousands	April 30, 2005	April 30, 2004
Assets:
Current Assets:
Cash and cash equivalents	$ 6,148	$ 6,371
Accounts receivable, net	89,800	90,453
Inventories	52,363	49,696
Prepaid expenses and other current assets	13,851	11,307
	162,162	157,827
Property, Plant and Equipment, Net	39,923	42,574
Intangible Assets, Net	59,399	59,010
Deferred Income Taxes	29,788	19,738
Other Assets	6,014	7,737
	$ 297,286	$ 286,886
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Liabilities and Shareholders' Equity:
Current Liabilities:
Current maturities of long-term debt	$ 29,482	$ 12,509
Accounts payable	47,023	43,397
Accrued and other liabilities	57,052	46,135
	133,557	102,041
Noncurrent Liabilities:
Long-term debt	16,260	46,512
Other long-term liabilities	31,663	20,731
	47,923	67,243
Shareholders' Equity	115,806	117,602
	$ 297,286	$ 286,886
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